ZION OIL WARRANT EXERCISE RESULTS

Dallas, Texas and Caesarea, Israel – March 11, 2011: Zion Oil & Gas, Inc. (NASDAQ GM: ZN, ZNWAW, ZNWAZ) today announced that 100,600 of its publicly traded warrants quoted under the symbol ZNWAW were exercised under the program whereby holders could exercise warrants at $4, versus the $7 exercise price provided by the original terms of the warrants, generating cash of $402,400 for Zion. The reduced exercise price program, which was in effect since January 3, 2011, expired on March 7, 2011, and the original exercise price of $7 has been reinstituted for all remaining unexercised warrants with the symbol ZNWAW. Warrants (with symbol ZNWAW) for 506,079 shares remain outstanding and continue to be exercisable through January 31, 2012.

Concurrently, Zion received an additional $301,040 in cash from warrant exercises of its other publicly traded warrants trading under the symbol ZNWAZ, which were issued in connection with the closing of Zion’s most recent rights offering and were first quoted in December 2010. Warrants (with symbol ZNWAZ) for 3,567,561 shares, which are exercisable at $4 through December 31, 2012, remain outstanding.

Richard Rinberg, CEO of Zion, stated, "We temporarily reduced the exercise price on our ZNWAW warrants in order to both raise funds for our exploration work in Israel and be fair to all of Zion’s investors. We are glad to have afforded this opportunity to our investors.”

Zion is currently drilling its Ma’anit-Joseph #3 well in Northern Israel and has reached a drilling depth of approximately 14,576 feet (4,443 meters). The Ma’anit-Joseph #3 well has targets in both the Triassic and the Permian geological zones. The primary target is a Permian age formation, expected at a depth of over 19,000 feet (5,790 meters), making the Ma’anit-Joseph #3 well one of the deepest wells ever drilled onshore Israel.

For updates on the drilling activity please visit Zion’s website www.zionoil.com.

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN” and Zion’s warrants trade under the symbols “ZNWAW” and “ZNWAZ”.

The information above does not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Zion.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s operations, are forward-looking statements as defined in the “Safe Harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231

Mike Williams:

Telephone: 214-221-4610
Email: dallas@zionoil.com